Exhibit 5.2

April 15, 2020

DEAC NV Merger Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, California 90067

Re:	DEAC NV Merger Corp. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to DEAC NV Merger Corp., a Nevada corporation (the “Company”), a wholly owned subsidiary of Diamond Eagle Acquisition Corp. (“DEAC”), in connection with the Company’s Registration Statement on Form S-1, filed with the Securities and Exchange Commission (the “Commission”) on April 15, 2020, including all amendments or supplements thereto, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement is hereinafter referred to as the “Registration Statement”), relating to the offer and sale by certain securityholders set forth in the prospectus contained in the Registration Statement and any supplement to the prospectus of up to (i) 44,725,831 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), and (ii) 3,000,000 warrants of the Company, each exercisable for one share of Class A common stock (“Warrants”), to be issued in connection with the proposed business combination (the “Business Combination”) between the Company, DEAC, DraftKings Inc. and SBTech (Global) Limited, pursuant to which, among other things, DEAC will merge with and into the Company, with the Company surviving the merger (the “DEAC Merger”). In connection with the DEAC Merger, the Company will change its name to “DraftKings Inc.” and will succeed to DEAC’s obligations as a public reporting company, and the current security holders of DEAC who do not exercise their redemption rights will become security holders of the Company.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the business combination agreement relating to the Business Combination (as amended, the “Business Combination Agreement”); (iii) the Warrant Agreement, dated as of May 10, 2019, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); and (iv) the form of Assignment and Assumption Agreement to be entered into in connection with the Closing (the “Warrant Assignment Agreement”).

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1. Prior to effecting the DEAC Merger: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the stockholders of the Company will have approved, among other things, the Business Combination Agreement and the DEAC Merger; and (iii) all other necessary action will have been taken under the applicable laws of the State of Nevada to authorize and permit the DEAC Merger, and any and all consents, approvals and authorizations from applicable governmental and regulatory authorities required to authorize and permit the DEAC Merger will have been obtained; and

2. Prior to the issuance of the Warrants by the Company: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the stockholders of the Company will have approved and adopted the Business Combination Agreement; (iii) the Business Combination and the other transactions contemplated by the Business Combination Agreement to be consummated concurrently with or prior to the Business Combination will have been consummated; and (iv) the Business Combination will have become effective under the Nevada Revised Statutes, as amended.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, upon effectiveness of the Closing, each of the Warrants of the Company will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

April 15, 2020 Page 2

The opinions expressed herein are based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP